Exhibit 5.1

October 4, 2021

MGP Ingredients, Inc.
100 Commercial Street, Box 130
Atchison, Kansas 66002

Re: Registration Statement on Form S-3

Ladies and Gentlemen:
This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 5,009,201 shares (the “Shares”) of common stock, no par value per share, of MGP Ingredients, Inc., a Kansas corporation (the “Company”), issued pursuant to the Agreement and Plan of Merger, dated January 22, 2021, by and among the Company, London HoldCo, Inc. (“HoldCo”), Luxco Group Holdings, Inc., LRD Holdings LLC, LDL Holdings DE, LLC, and KY Limestone Holdings LLC, the shareholders of HoldCo (the “Sellers”), and Donn S. Lux, as Sellers’ Representative (the “Merger Agreement’). All of the Shares are being registered on behalf of certain stockholders of the Company. The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act.
We are acting as counsel for the Company in connection with the registration for resale of the Shares. In connection with this opinion, we have examined and relied upon such documents and records of the Company and certificates of its officers and of public officials as we deemed necessary, including (i) the Registration Statement, (ii) the Company’s Articles of Incorporation, as amended, (iii) the Company’s Bylaws as currently in effect, (iv) the resolutions of the Company’s Board of Directors approving the Merger Agreement and authorizing the Registration Statement and the issuance of the Shares and authorizing the executive officers of the Company in connection therewith, (v) the Company preferred shareholders’ written consent approving the Merger Agreement, (vi) a copy of the Merger Agreement, and (vii) a certificate issued by the Kansas Secretary of State on the date hereof to the effect that the Company is authorized to transact business under the laws of Kansas. Our opinion below, insofar as it relates to the Shares being fully paid, is based solely on a certificate of the Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of the Shares. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company).
1201 Walnut Street, Suite 2900, Kansas City, MO 64106

CORE/3001926.0143/167710605.2

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.
This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond those expressly stated herein. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement. Our opinions and statements expressed herein are based upon the facts in existence and the applicable laws in effect on the date hereof, and we expressly disclaim any obligation to update or supplement our opinions in response to changes in the law by legislative or regulatory action, judicial decision or otherwise becoming effective hereafter or future events or circumstances affecting the Shares and becoming known to us after the date hereof. The opinion expressed herein is limited to the laws of the State of Kansas, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,
Stinson LLP
/s/ Stinson LLP

CORE/3001926.0143/167710605.2